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                                                                      EXHIBIT 11



                      INVESTORSBANCORP, INC. AND SUBSIDIARY
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (Unaudited)

A reconciliation of the income and shares used in computing the basic and diluted earnings per share is as follows:




                                                          FOR THREE MONTHS ENDED
                                                          ----------------------
                                                                 MARCH 31,
                                                                 ---------
                                                         2000                 1999
                                                         ----                 ----
Net income                                            $ 175,863             $ 18,248
                                                      =========             ========

Determination of shares:


Weighted average common shares
   outstanding (basic)                                1,050,000            1,050,000 *


Assumed conversion of stock options                           -               15,288 *
                                                      ---------            ---------

Weighted average common shares
   outstanding (diluted)                              1,050,000            1,065,288 *
                                                      =========            =========


Basic earnings per common share                          $ 0.17               $ 0.02 *
                                                      =========             ========

Diluted earnings per common share                        $ 0.17               $ 0.02 *
                                                      =========             ========






* Restated for 5% stock dividend as of the December 31, 1999 record date






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